Exhibit 99.1

Polypore Announces Third Quarter and Year to Date Results

CHARLOTTE, N.C. — November 13, 2006 — Polypore, Inc. today announced net sales of $116.4 million for the three months ended September 30, 2006, representing a 10% increase over third quarter 2005.
During the third quarter, Polypore incurred a $36.0 million restructuring charge related to the Company’s exit of cellulosic hemodialysis membrane production at its Wuppertal, Germany facility, which was driven by a shift in industry demand toward synthetic membranes. As a result of the restructuring charge, the Company reported an operating loss of $18.1 million in third quarter, compared to operating income of $12.4 million in the prior year. Net loss for third quarter was $20.8 million, compared to net income of $1.7 million in the third quarter of 2005.
For the nine months ended September 30, 2006, compared to the nine months ended October 1, 2005:
•	Net sales were $354.8 million, up from $330.9 million;

•	Operating income was $21.0 million, a decrease from $49.9 million; and

•	Net loss was $13.5 million, down from net income of $10.5 million.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in Polypore’s Credit Agreement, was $30.0 million for the third quarter of 2006 compared to $28.9 million reported in the third quarter of 2005. Adjusted EBITDA for the twelve months ended September 30, 2006 was $134.0 million. Actual cash charges related to the cellulosics restructuring recorded in the period were $18.1 million and non-cash charges were $17.9 million. The cash charges will be paid over the next nine fiscal quarters. Adjusted EBITDA, as defined in our Credit Agreement, provides for add-backs of non-cash charges and up to $15.0 million in cash charges for the cellulosics restructuring. Thus, the add-back for business restructuring in Adjusted EBITDA is $3.1 million less than the actual restructuring charges recorded for the three and twelve months ended September 30, 2006. EBITDA and Adjusted EBITDA are defined and reconciled to GAAP as noted below.

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“We continue to focus on exceptional execution of business priorities,” said Robert Toth, President and Chief Executive Officer of Polypore, Inc. “Third quarter performance met our expectations and resulted in continued year-on-year growth.”
Energy Storage
Net sales for the Energy Storage segment in third quarter 2006 were $83.1 million, an increase of $7.1 million from the prior year. In the lead acid battery separator business, the increase was primarily attributed to increased volume, particularly in Asia. In the lithium separator business, revenue gains were driven primarily by volume growth in rechargeable lithium battery separators.
Third quarter gross profit in energy storage was $31.4 million, an increase of $4.6 million from the same period in 2005. The change in gross profit was driven by higher sales and production efficiencies, partially offset by higher raw material and energy costs.
Separations Media
Third quarter net sales in Separations Media were $33.3 million, up $3.6 million from the third quarter of 2005. The increase was primarily due to strong sales volume in filtration applications in which Polypore continues to expand on its core competency in microporous technology. In hemodialysis membranes, continued synthetic growth was offset by the decline in cellulosic membranes.
Gross profit for third quarter 2006 was $6.7 million, an increase of $2.1 million from the same period in the prior year. The increase was largely driven by higher sales and production efficiencies, partially offset by higher energy costs and lower average selling prices of hemodialysis membranes associated with customer mix.
Polypore, Inc. will hold a conference call to discuss third quarter 2006 results on Tuesday, November 14th at 9:00 AM Eastern time. You are invited to listen to a live broadcast via the internet at www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM Eastern time on November 18th, 2006 at 800-642-1687 (in the U.S.) or 706-645-9291 (International). Enter code 3324571 . The call will also be archived on www.polypore.net.
Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a global leader in microporous membrane technology for high performance separation and filtration processes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications ranging from ion exchange

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membranes to those that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore has manufacturing facilities or sales offices in ten countries serving five continents.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the failure to successfully manage the transition in hemodialysis from cellulosic to synthetic filtration membranes; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and the absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net
Polypore, Inc.
Condensed Consolidated Statements of Income
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Net sales	$116,384	$105,764	$354,771	$330,876
Cost of goods sold	78,296	74,316	231,737	220,030

Gross profit	38,088	31,448	123,034	110,846
Selling, general and administrative expenses	19,889	17,546	64,327	54,138
Business restructuring	36,333	1,453	37,658	6,855

Operating income (loss)	(18,134)	12,449	21,049	49,853
Other (income) expense:
Interest expense, net	16,796	15,116	50,582	44,863
Change in accounting principle related to postemployment benefits	—	—	(2,593)	—
Foreign currency and other	284	(126)	2,265	(3,531)

	17,080	14,990	50,254	41,332

Income (loss) before income taxes	(35,214)	(2,541)	(29,205)	8,521
Income taxes	(14,365)	(4,258)	(15,714)	(1,958)

Net income (loss)	$(20,849)	$1,717	$(13,491)	$10,479

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Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2006
	(unaudited)	December 31, 2005(a)

Assets:
Cash and equivalents	$63,232	$27,580
Other current assets	174,862	157,823
Property, plant and equipment, net	357,239	370,871
Goodwill	567,587	567,587
Intangibles and loan acquisition costs, net	208,340	222,006
Other	18,936	17,471

Total assets	$1,390,196	$1,363,338

Liabilities and shareholders’ equity:
Current liabilities	$101,626	$61,887
Debt and capital lease obligations, less current portion	785,434	773,777
Other	200,914	216,395
Shareholders’ equity	302,222	311,279

Total liabilities and shareholders’ equity	$1,390,196	$1,363,338

(a) Derived from audited consolidated financial statements
EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.
Reconciliation of EBITDA
(in millions)

	Twelve Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2006	2006

Net income (loss)	$(10.0)	$(20.8)
Add:
• Depreciation and amortization	55.8	14.8
• Interest expense, net	65.6	16.8
• Provision for income taxes	(15.8)	(14.4)

EBITDA	95.6	(3.6)

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Reconciliation of Adjusted EBITDA(b)
(in millions)

	Twelve Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2006	2006

EBITDA	95.6	(3.6)
Adjustments:
• Foreign currency loss	1.6	0.5
• Operating leases	1.3	--
• Stock compensation costs	0.2	0.2
• Other non-cash charges (c)	(2.2)	(0.3)
• Business restructuring (d)	18.5	15.3
• Non-cash fixed asset impairment (cellulosic buildings and equipment as part of the 2006 business restructuring)	17.9	17.9
• Loss on disposal of property, plant and equipment	1.1	--

Adjusted EBITDA	$134.0	$30.0

(b) Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of “Adjusted EBITDA”, in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, restructuring costs and payments under an operating lease agreement that was bought out during the second quarter 2006.
(c) Relates primarily to the adoption of EITF 05-5 Accounting for Early Retirement or Postemployment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements) and other non-cash items.
(d) The Credit Agreement limits the add-back of cash charges to Adjusted EBITDA for the cellulosics restructuring to $15.0 million. For the three months ended September 30, 2006, the Company recorded cash charges of $18.1 million related to the cellulosics restructuring. Thus, the add-back for business restructuring in Adjusted EBITDA is $3.1 million less than the actual restructuring charges recorded for the three and twelve months ended September 30, 2006. The add-back also includes $0.3 million and $3.5 million for the three and twelve months ended September 30, 2006, respectively, related to the 2005 and 2004 business restructurings.

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